EXHIBIT 10.1

EXHIBIT 10.1

[Associated Logo]

January 19, 2022

DELIVERED VIA EMAIL

Christopher Del Moral-Niles

[home address redacted]

RE:Early Retirement Agreement

Dear Chris:

This will confirm our offer concerning your early retirement from your employment with Associated Banc-Corp or its direct or indirect subsidiaries (collectively “Associated Bank” or the “Company”). As we discussed, provided you remain employed with the Company through the Retirement Date (as defined below) and comply in all material respects with the terms of this Agreement, the Company will provide the early retirement payment described in Paragraph 2, below (the “Retirement Payment”). This Agreement shall be effective on the date you sign it, provided you do not exercise your revocation right as described in Paragraph 4(D), below.  As used herein, the “Retirement Date” will be the first day of the month following the month in which the Company appoints your successor, but in any case no earlier than March 1, 2022. The Company will provide you with 10 days advance written notice of the Retirement Date.

(1) Payments and Benefits.

(A) The Company will pay you your current regular base salary through your last day of employment with the Company;

(B) You will retain all your vested rights in the Company’s 401(k), Supplemental Executive Retirement, and Retirement Account plans and will receive all payments due you under the terms of those plans through your last day of employment with the Company;

(C) You will fully participate in the current management incentive plan (the “MIP”) awards payable in February 2022, based on the Company’s performance for 2021, consistent with other participating executives;

(D) You will fully vest in the ordinary course in all of your equity awards scheduled to vest in February 2022, under the terms of those awards;

(E) You will receive other ordinary course employee benefits and perquisites, including, but not limited to, health care coverage, through your last day of employment with the Company; and you will receive your full financial planning reimbursements for calendar 2022; and

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January 19, 2022

(F) If you were a participant in the Company’s group health insurance plan on the last day of your employment with the Company, the Company will provide you with the right to participate, at your own expense, in such plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The payments described in Paragraphs 1(A) through 1(F), above, will be subject to normal deductions for income and employment taxes and will be paid to you as required by applicable law.

(2) Retirement Payment.

(A) If you accept this Agreement and do not exercise your revocation rights as described in Paragraph 4(D), below, in consideration of your undertakings, the Company will pay you the Retirement Payment set forth below subject to and conditioned upon: (i) you not giving rise to Cause for termination through the Retirement Date, (ii) you not voluntarily terminating your employment with the Company before the Retirement Date, (iii) you continuing to perform all of your duties and responsibilities in a manner acceptable to the Company through the Retirement Date, (iv) you assisting in the successful transition of your duties to your successor, and (v) after the Retirement Date, but not later than seven (7) days following the Retirement Date, you sign the Post-Retirement Acceptance of the Agreement set forth below, and the Revocation Period (as defined below) expires.

(B) The Retirement Payment shall be in the total amount of Nine Hundred Seventy-Five Thousand and no/100ths Dollars ($975,000.00), which shall be paid in exchange for the forfeiture of any and all then-unvested equity and equity-based awards outstanding as of the Retirement Date.

(C) The Retirement Payment shall be paid in one lump sum on the Company’s regularly scheduled payroll date which is not less than five (5) business days following the expiration of the Revocation Period (as defined below) applicable to the Post-Retirement Acceptance of the Agreement. Such payment shall be subject to all applicable income and employment tax withholdings.

(D) All outstanding vested equity awards shall continue to be governed by the terms of any equity incentive plan under which they were granted, and any vested stock options shall expire according to the terms of any stock option award agreements and such equity incentive plans.

(E) If prior to the Retirement Date, your employment is terminated for any reason other than as a result of your breach of this Agreement or a termination by the Company for Cause, then you will be entitled to receive the Payments and Benefits in Paragraph 1 and the Retirement Payment in Paragraph 2.

Christopher Del Moral-Niles

January 19, 2022

(F) For purposes of this Agreement “Cause” means: (a) your indictment for or being charged with commission of a felony, (b) your willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, (c) your failure or refusal to perform the lawfully assigned duties and responsibilities of your position after being provided written notice of any such failure or refusal, or (d) your material violation of any of the Covenants contained in Paragraph 3 “Your Undertakings”. For purposes of the definition of “Cause” no act, or failure to act, on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that the action or omission was in the best interests of the Company.

(3) Your Undertakings. In exchange for the Retirement Payment provided to you under Paragraph 2, above, which you acknowledge is greater in its totality than any payments or benefits which you would receive absent this Agreement, you agree as follows:

(A) You agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its parents, subsidiaries, affiliates, and related entities, and any of their respective past or present officers, directors, stockholders, managers, members, partners, agents, employees, predecessors in interest, successors, and assigns, each in their capacities as such (“Released Parties”), jointly and severally, from, and agree not to bring any action, proceeding or suit against any of the Released Parties regarding, any claims, causes of action, liabilities, damages, fees or remunerations of any sort. This release includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to retire from your employment, culmination of our employment relationship, and wages and other remuneration, including, but not limited to, any current or former bonus or other incentive plans or programs offered by the Company, including any award under the 2013 Plan and the 2017 Plan. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you, and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the State and Federal Family and Medical Leave Acts, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or termination from the Company.

This release of claims does not apply to or affect claims for benefits under applicable worker’s compensation laws, or any claim that controlling law clearly states may not be released, including by settlement. This general release does not apply to any vested rights that you may have in the Company’s 401(k) plan or to your continued participation in the Company’s group health insurance plan pursuant to COBRA following the Retirement Date. This general release does not

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apply to any right to indemnification under the Company’s Articles of Incorporation, By-Laws or any applicable Directors and Officers insurance policy of the Company Released Party, as may be applicable, your rights as a stockholder of the Company or with respect to equity awards as provided in the applicable equity plan or award agreement, or your rights to enforce this Agreement.  This release shall not limit or restrict your right under the ADEA to challenge the validity of this Agreement in a court of law and such challenge shall not be considered a breach of this Agreement. Likewise, this release shall not prevent, restrict or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission (“EEOC”)) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however this release of claims does prevent you from making any personal recovery against the Company or the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties.

Notwithstanding this Paragraph 3, nothing contained in this Agreement shall impede your ability to report possible federal securities violations to the Securities Exchange Commission (“SEC”) and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards.

(B) You acknowledge and agree that, as of the date on which you sign this Agreement, there are no pending complaints, charges or lawsuits filed by you against the Company or any of the Released Parties. You further acknowledge and agree that you are the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 3(A), above, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.

(C) You acknowledge and agree that except to the extent explicitly provided for in this Agreement, the Released Parties owe you no wages for work performed, whether salary, overtime, bonuses, or commissions, or for accrued but unused paid time off.

(D) By executing this Agreement, you acknowledge the following: (i) you have accurately reported all use of paid time off in accordance with the Company’s paid time off policy; (ii) you have not suffered an unreported workplace injury at the Company; and (iii) your early retirement from employment shall be deemed a voluntary retirement.

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January 19, 2022

(E) You agree that you will return to the Company on or before the Retirement Date all of its property which you possess or over which you have direct or indirect control, including, but not limited to, all records, files, credit cards, keys, laptops, customer lists and information, and purge any electronically encoded information., all passwords and/or access codes to such Company property and all copies of such Company property.  Notwithstanding the foregoing, the Company acknowledges and agrees that you may retain copies of your individual personnel documents, such as payroll and tax records, and similar personal records, your rolodex and your address book to the extent containing only contact information.

(F) You agree not to engage at any time in any conduct or make any statements or representations, or direct any other person or entity to engage in any conduct or make any statements or representations, that disparage, criticize or otherwise impair the reputation of the Company or any of the Released Parties. If the Company’s Human Resources Department receives a request for a reference for you from a prospective employer, the Company will provide verification of employment and such other information as it typically provides in response to such reference requests. Nothing contained in this Agreement shall preclude you from providing truthful information pursuant to subpoena or other legal process or from rebutting any disparaging statements made by others. If you receive a subpoena or are subject to any legal obligation, then to the extent permitted you agree to provide written notice to the Company within ten (10) days and enclose a copy of the subpoena and any other document identifying the legal obligation.

(G) With respect to the Company’s Trade Secrets and Confidential Information (each defined below), you acknowledge that the Company has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, pricing policies, pricing and cost information, personnel data and other similar confidential and proprietary information (collectively “Confidential Information”). Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including all information obtained in connection with customer engagements. You agree that except as required in the good faith performance of your duties to the Company, until the sooner of (i) two (2) years from the Retirement Date or (ii) the date the Confidential Information becomes generally available to the public through no fault of yours or any other person under a duty of confidentiality to the Company, you shall not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which such use or disclosure could harm the Company’s existing or potential business interests, any Confidential Information.

Christopher Del Moral-Niles

January 19, 2022

With respect to any Confidential Information that constitutes a Trade Secret under applicable law, you agree not to directly or indirectly use or disclose any such Trade Secret, except in connection with your employment with the Company, for as long as such Confidential Information remains a Trade Secret. The term “Trade Secret” has that meaning set forth under applicable law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s Trade Secret to your attorney and use the Trade Secret information in the court proceeding, provided that, you file any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

This provision shall not prohibit you from providing Confidential Information to any state or federal agency in connection with a whistleblower claim.

(H) For twelve (12) months immediately after the Retirement Date, you shall not directly or indirectly, whether on behalf of yourself or any third party:

(i) Solicit business from any person or entity who is an Active Customer (as defined herein), with whom you have had material business contact during the twelve (12) month period prior to the Retirement Date (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by you during the Reference Period.

(ii) Within the Restricted Territory (as defined below), directly or indirectly, in a Prohibited Capacity (as defined below), participate in, become associated with, consult for, provide assistance to, or be employed by, any nationally chartered or state regulated bank, credit union, or other financial services company, which competes with the part of the business of the Company in which you worked or was involved at any time during the Reference Period. “Prohibited Capacity” means a capacity: (i) involving duties or responsibilities substantially similar to those of your

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January 19, 2022

position with the Company during the Reference Period; (ii) involving management, financial services, sales or marketing, or service as a director or consultant; or (iii) reasonably likely to involve the use or disclosure of Confidential Information. “Restricted Territory” means the geographical area that consists of the States of Illinois, Minnesota and Wisconsin.  Notwithstanding the foregoing, ownership of less than a 5% interest in a corporation or other entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation or other entity may compete with the Company, shall not be deemed a violation of this provision.

(iii) Request or advise any Active Customer, with whom you have had material business contact during the Reference Period, to withdraw, curtail or cancel any business relationship with the Company. “Active Customer” shall mean any customer of the Company that received any products or services supplied by or on behalf of the Company, and with which or whom you had material business contact during the Reference Period.

(iv) Induce any employee of the Company who: (x) currently holds the title of Vice President, Senior Vice President or Executive Vice President; and (y) currently or at any time during the Reference Period was subject to your supervision or control, to leave the employ of the Company for the purpose of having such person provide services to a financial institution that competes with the business of the Company within the Restricted Territory, and where such services are substantially similar to the services such person provided to the Company during the Reference Period.

(I) You acknowledge and affirm that by executing this Agreement, you shall be deemed to have resigned from all positions with the Company as of the Retirement Date without any further action required by you or the Company to effect such resignation; provided, however, upon the Company’s request, you shall take all action deemed necessary by the Company to ensure and/or document the effect of same.

(J) You acknowledge and agree that should the Company incur any liability by way of litigation, arbitration, settlement of claims, or similar dispute resolution, in whole or in part due to any action or inaction by you in your capacity as an employee of the Company, the Company shall have the right to seek to recover any and all consideration paid pursuant to this Agreement to the extent of such liability (including attorneys’ fees) incurred by the Company.

(K) The Company, on behalf of the Released Parties and their successors and assigns, represents that, as of the date of this Agreement, there are no known

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claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they had or now have against you as of the date of this Agreement, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.

(4) Acceptance and Revocation Procedures. The Company wishes to ensure that you voluntarily agree to the terms contained in this Agreement and do so only after you fully understand them. Accordingly, the following procedures shall apply:

(A) You agree and acknowledge that you have read this Agreement, understand its contents and may agree to the terms of this Agreement by signing and dating it and returning the signed and dated Agreement, via mail, e-mail, hand delivery or overnight delivery, so that it is received by Angie M. DeWitt, Associated Bank, 433 Main Street, Green Bay, WI 54301, Angie.DeWitt@AssociatedBank.com, on or before 5:00 p.m. Central Time on the 22nd calendar day following your receipt of this Agreement;

(B) You are hereby advised in writing by the Company that you have twenty-one (21) days to consider this Agreement, and you are further advised to consult with an attorney before signing this Agreement and you acknowledge that you have done so or had the opportunity to do so;

(C) You understand that this Agreement, at Paragraph 3(A) above, includes a full and final general release, including a release of all claims under the ADEA;

(D) You understand that you have seven (7) calendar days after signing this Agreement, and also after signing of the Post-Retirement Acceptance of the Agreement, within which to revoke your acceptance of it (“Revocation Period”). Either such revocation will not be effective unless written notice of the revocation is sent, via mail, e-mail, hand delivery or overnight delivery, so that it is received Angie M. DeWitt, Associated Bank, 433 Main Street, Green Bay, WI 54301, Angie.Dewitt@AssociatedBank.com on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period;

(E) This Agreement will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 4(A) above, and have chosen not to exercise your revocation right, as described in Paragraph 4(D), above. If you give timely notice of your intention to revoke your acceptance of the terms set forth in this Agreement, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Agreement’s terms, shall be restored; and

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(F) You represent and warrant to the Company that, in the event you choose to accept the terms of this Agreement by signing it, the date appearing above your name on the last page of this Agreement shall be the actual date on which you have signed the Agreement. Notwithstanding your failure to execute this Agreement or your revocation of it in accordance with Paragraph 4(D), above, the terms of Paragraph 1, above, will continue to apply.

(5) At Will Employment.  Nothing in this Agreement creates a contract of employment between the Company and you for any specific term of employment. Your employment with the Company is and shall remain “at will,” which means that you may resign from your employment, or the Company may terminate your employment, at any time, for any reason or no reason, and with or without notice, subject to the terms hereof.

(6) Succession. As of the date the Company appoints your successor, or the last date of your employment with the Company, whichever is earlier, you shall no longer hold the position of Executive Vice President, Chief Financial Officer of the Company, and no longer be a member of the Company’s Executive Leadership Team.

(7) Miscellaneous. Should you accept the terms of this Agreement, its terms will be governed by the following:

(A) This Agreement constitutes the complete understanding between you and the Company concerning all matters affecting your employment with the Company and the culmination thereof. If you accept this Agreement, it supersedes all prior agreements, understandings and practices concerning such matters, including, but not limited to, any Company personnel documents, handbooks, policies, incentive or bonus plans or programs, and any prior customs or practices of the Company;

(B) You agree and acknowledge that this Agreement provides you with benefits from the Company which, in their totality, are greater than those to which you otherwise would be entitled;

(C) This Agreement can only be modified in writing by a document that is signed by both parties;

(D) Nothing in the release contained in this Agreement should be construed as an admission of wrongdoing or liability on the part of you or the Company. Each of the parties to this Agreement denies any liability to the other party, and each party understands that the other party denies any liability to such party.

(E) If any court of competent jurisdiction determines that any of the provisions of Paragraph 3 above, are invalid or unenforceable, then such invalidity

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or unenforceability shall have no effect on the other provisions of Paragraph 3, which shall remain valid, binding and enforceable and in full force and effect.

(F) This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State of Wisconsin and shall be binding upon the parties hereto and their respective successors and assigns.

(G) In the event that you breach any provision of this Agreement or fail to meet a condition of receiving the Retirement Payment (provided such breach or failure to meet a condition, if by its nature is curable by you, is not cured within 10 business days’ advance written notice to you and an opportunity to cure), you agree that the Company may suspend its further performance under this Agreement, seek recovery of any damages as determined by a court of competent jurisdiction suffered as a result of such breach, and seek recovery from you any reasonable attorneys’ fees and costs it incurs as a result of your breach. In addition, you agree that the Company may seek injunctive or other equitable relief as a result of a breach by you of any provision of this Agreement. In no case, however, shall the release provided in Paragraph 3(A), above, be revoked or terminated if you accept this Agreement as provided in Paragraph 4(A), above, and do not exercise your revocation rights before the Revocation Period described in Paragraph 4(D), above, expires.

(H) The parties irrevocably agree that all actions to enforce an arbitrator’s decision or to seek injunctive or other equitable relief as provided herein may be instituted and litigated in federal, state or local courts sitting in Brown County, Wisconsin and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial.  Except as described above, all disputes or controversies arising under or in connection with this Agreement, are to be settled exclusively by arbitration, conducted before a single neutral arbitrator in Milwaukee, Wisconsin in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. The Company and you shall each pay one-half of all administrative fees charged by AAA and the fees and expenses of the arbitrator. In the event arbitration is brought pursuant to this Agreement, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law.

(I) This Agreement may be executed by an electronic signature, which shall be deemed to be the same as an original signature.

This Agreement is intended to resolve all outstanding issues between you and the Company in a comprehensive manner. Although this Agreement contains language releasing the Company from claims, the Company maintains, and you understand and acknowledge that the Company

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maintains, that you have no such claims against the Company or any of the parties covered by the release contained in Paragraph 3(A), above.

Should you have any questions, please feel free to contact me.

Very truly yours,

ASSOCIATED BANC-CORP

By: /s/ Angie M. DeWitt

Angie M. DeWitt, EVP, Chief Human Resources Officer

I agree with and accept the terms contained in this Agreement and agree to be bound by them.

/s/ Christopher Del Moral-Niles

Christopher Del Moral-Niles

Dated this 19th day of January, 2022.

Christopher Del Moral-Niles

January 19, 2022

*Post-Retirement Acceptance of the Agreement:

I certify that I have been advised of my rights to consult with an attorney prior to executing this Post-Retirement Acceptance of the Agreement; I have been given at least 21 days from date of receipt within which to consider this Post-Retirement Acceptance of the Agreement; and I have been advised that I have seven (7) days following my execution of this Post-Retirement Acceptance of the Agreement to revoke my acceptance.  I knowingly and voluntarily have entered into this Post-Retirement Acceptance of the Agreement understanding its significance and my obligations. I agree with and accept the terms contained in the Agreement and agree to be bound by them.

Christopher Del Moral-Niles

Dated this ___ day of _______, 2022.

*This Post-Retirement Acceptance of the Agreement must not be signed and dated until after the Retirement Date.